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                                                                EXHIBIT (c)(1)


March 5, 2001



Alan Ferree
Chief Financial Officer
NAB Asset Corporation
4144 N. Central Expy, Suite 800
Dallas, TX  75204

Dear Mr. Ferree:

         This letter confirms the understanding and agreement between Howard Frazier Barker Elliott, Inc. ("HFBE") and NAB Asset Corporation (the "Company"). We understand that the Company intends to propose a reorganization plan, which will provide for, among other things, (i) the issuance and sale (the "Stock Acquisition") by the Company to Centex Financial Services, Inc., a Nevada corporation ("Centex") of shares of the common stock of the Company (the "Common Stock") representing less than 50 percent of the Common Stock; and (ii) the distribution of cash to the shareholders of the Company other than certain principal shareholders. We understand that Centex proposes to pay an amount equal to $0.125 per share for the Common Stock held by the shareholders of the Company other than certain principal shareholders. HFBE will render to the Board of Directors of the Company an opinion (the "Opinion") from a financial point of view, of (i) the consideration to be received by the shareholders of the Company other than principal shareholders is fair to such holders; and (ii) the treatment of the principal shareholders of the Company is less favorable than the other shareholders.

         I. Scope of Engagement

         HFBE hereby accepts the engagement as described above and, in that connection, agrees to conduct such a financial review of the Company and its businesses and operations as HFBE will deem appropriate and feasible. Such review will be limited to an analysis of (i) publicly available information with respect to the Company, its outstanding securities, audited and unaudited financial statements, (ii) such other information as will be supplied to HFBE by the Company and (iii) such other matters as HFBE deems appropriate. The Opinion may be in such a form as HFBE will determine, including by (i) stating therein that HFBE has relied upon the information furnished to it by the Company, (ii) stating therein that HFBE has assumed the accuracy and completeness of such information, (iii) stating therein that HFBE has not attempted independently to verify any of such information and (iv) disclosing any relationships that HFBE currently has with the Company. The Opinion will, in any event, be limited to the fairness, from a financial point of view, of the consideration to be received by and the treatment of the shareholders other than certain principal shareholders, and will not address the Company's underlying business decision to effect the Stock Acquisition.

         HFBE will consent to a description and inclusion of the Opinion in the disclosure statements to be filed with the Securities and Exchange Commission and with the bankruptcy court and mailed to the Company's shareholders for the purpose of approving the reorganization plan for the Company; provided, however, that the Opinion is reproduced in full, and any description of or reference to HFBE or summary of the Opinion will be in a form acceptable to HFBE and its counsel. Except as otherwise provided above or otherwise required by law, the Opinion is solely for the use and benefit of the Company and its Board of Directors and will not be disclosed publicly or made available to third parties without HFBE's prior written consent.

         Our Opinion will be delivered in the form of a letter. We will also prepare a Confidential Due Diligence Memorandum which will contain the analysis and details behind the Opinion. If desired, we would present our findings at a meeting of the Board of Directors. We will also be available to discuss the Opinion with the Securities and Exchange Commission or other regulatory authorities having an interest in the Stock Acquisition. We will also testify in bankruptcy court, if required.

Alan Ferree
NAB Asset Corporation
March 5, 2001
Page Two



         II. Obligations of the Company

         Management and the Company will cooperate fully with HFBE in connection with its financial review and analysis and the rendering of its Opinion, and will provide HFBE with such information concerning the Company as HFBE deems necessary for its financial review and analysis and the rendering of its Opinion. All such information provided by the Company will be complete and accurate and not misleading. HFBE may rely upon the accuracy and completeness of all such information without independent verification.

         III. Fees and Expenses

                  1. As compensation for the services rendered by HFBE hereunder, the Company will pay HFBE as follows:

                           (a) An initial non-refundable retainer of $25,000, payable upon execution of this agreement; and

                           (b) an additional fee of $15,000, payable upon delivery of the Opinion.

                           (c) Our fee for additional work after delivery of our Opinion and the related Confidential Due Diligence Memorandum will be our hourly rates of $100-$400.

                  2. The Company will reimburse HFBE promptly upon invoicing for its reasonable out-of-pocket expenses incurred during the term of its engagement hereunder with respect to the services to be rendered by it. Out-of-pocket expenses will include, but not be limited to, professional fees and disbursements incurred by HFBE in the performance of its duties as contemplated herein.

         IV. Indemnification

                  1. Because HFBE will be acting on behalf of the Company, we require indemnification from the Company. A copy of our standard Indemnification Provision is attached to this agreement and is incorporated by reference herein and made a part hereof for all purposes as though set forth entirely herein. Our Opinion is performed at the behest of and for the benefit of the Board alone.

                  2. The Company agrees that the indemnification and reimbursement commitments set forth in the attached Indemnification Provision will apply whether or not HFBE is a formal party to any such lawsuits, claims, or other proceedings and that HFBE is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate.

         V. Confidentiality

                  1. Except as contemplated by the terms hereof or as required by applicable law, HFBE will keep confidential all non-public information provided to it by or otherwise relating to the Company, and will not disclose such information to any third party, other than such of its employees and advisors as HFBE determines to have a need to know. HFBE shall be responsible for any disclosure of such non-public information by such employees and advisors.

Alan Ferree
NAB Asset Corporation
March 5, 2001
Page Three


                  2. Neither any advice rendered by HFBE nor any communication from HFBE in connection with the services performed by HFBE pursuant to this agreement will be publicly quoted, nor will any such advice or communication or the name of HFBE be referred to, in any public report, document, release, or other communication, whether written or oral, prepared, issued, or transmitted by the Company, or any director, officer, employee, agent or representative of the Company, without HFBE's prior written consent, except as specifically provided in this agreement.

         VI. Miscellaneous

                  1. The Company agrees that HFBE, after the Stock Acquisition is completed and subject to your reasonable prior review, has the right to place "tombstone" style advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

                  2. This agreement may not be amended or modified except in writing and will be governed by and construed in accordance with laws and State of Texas.

         If the foregoing correctly sets forth the understanding and agreement between us, please so indicate in the space provided for that purpose below, whereupon this letter will constitute a binding agreement as of the date first above written.

Sincerely,

HOWARD FRAZIER BARKER ELLIOTT, INC.



By:
    ----------------------------
    Alex W. Howard, CFA, ASA
    Senior Managing Director


Accepted and agreed on this ________day of ____________________, 2001


NAB ASSET CORPORATION



By:
    ----------------------------
    Alan Ferree
    Chief Financial Officer


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                              ENGAGEMENT AGREEMENT
                           INDEMNIFICATION PROVISIONS



         1. NAB Asset Corporation (the "Company") agrees to indemnify and hold harmless Howard Frazier Barker Elliott, Inc. ("HFBE"), against any and all losses, claims, damages, and liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing, or defending any such action or claim, whether or not in connection with litigation in which HFBE is a party, as and when incurred (including any loss, claim, damage, liability, or cost sustained or incurred as a result of HFBE's negligence), directly or indirectly, caused by, relating to, based upon, or arising out of HFBE acting for the Company including, without limitation, any act or omission by HFBE in connection with its acceptance of or of the performance or non-performance of its obligations under the letter agreement dated as of March 5, 2001, as it may be amended from time to time (the "Agreement"); provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability, or cost to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of HFBE. The Company also agrees that HFBE shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of HFBE (including any loss, claim, damage, liability, or cost sustained or incurred as a result of HFBE's negligence), except for any such liability for losses, claims, damages, liabilities, costs or expenses that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from HFBE's gross negligence or willful misconduct.

         2. These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to HFBE or the persons indemnified below in this sentence and shall extend to the following: HFBE, its affiliated entities, directors, officers, employees, agents, legal counsel, and controlling persons of HFBE within the meaning of the federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing indemnified persons or entities. All references to HFBE in these Indemnification Provisions (except paragraph 4) shall be understood to include any of the foregoing indemnified persons or entities.

         3. If any action, proceeding, or investigation is commenced, as to which HFBE proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by HFBE to notify the Company will not relieve the Company from its obligations hereunder unless and to the extent such delay materially and adversely affects the Company's or its affiliates' rights in such action, proceeding or investigation. HFBE will have the right to retain counsel reasonably acceptable to the Company to represent it, and the Company will pay the reasonable fees and expenses of such counsel; and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by it. The Company will be liable for any settlement of any claim against HFBE made with the Company's written consent.

         4. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and HFBE, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and HFBE, on the other hand, and also the relative fault of the Company on the one hand and HFBE on the other hand, in connection with the statements, acts, or omissions that resulted in such losses, claims, damages, liabilities, or costs and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such misrepresentation. Notwithstanding the foregoing, HFBE shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by HFBE pursuant to the Agreement.

         5. Neither termination nor completion of the engagement of HFBE referred to above shall affect the provisions of these Indemnification Provisions which shall then remain operative and in full force and effect.

         These Indemnification Provisions may not be amended orally.


NAB ASSET CORPORATION



By:
    ----------------------------
    Alan Ferree
    Chief Financial Officer


HOWARD FRAZIER BARKER ELLIOTT, INC.



By:
    ----------------------------
    Alex W. Howard, CFA, ASA
    Senior Managing Director